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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (this "Agreement") is made and entered into as of January 4, 2002 by and among Genesta Inc., an Ontario corporation ("Buyer"), Pavaco Plastics Inc., an Ontario corporation ("Pavaco" or "Seller"), 1238579 Ontario Inc., an Ontario corporation ("Lessor"), and Summa Industries, a Delaware corporation and the parent of Buyer ("Parent").


                                    RECITALS

      WHEREAS, Pavaco, through one of its unincorporated divisions, is engaged in the business of designing, manufacturing and selling plastic products for the lighting, display and consumer products industries and related products and accessories thereof (collectively, the "Genesta Business") and, through another unincorporated division, is in the business of designing, manufacturing and selling products for the automotive industry (the "Hematite Business");

      WHEREAS, Lessor is the sole registered and beneficial owner of that certain real property and improvements thereon located at 551 Imperial Road, North, Guelph, Ontario, Canada N1H 7M2, which is currently used exclusively by the Genesta Business, and 611 Imperial Road, North, Guelph, Ontario, Canada N1H 7M2, which is commonly used by both the Genesta Business and Pavaco (collectively, the "Real Property"), as more particularly described in a lease dated July 3, 1997 between Pavaco and Lessor (the "Existing Lease");

      WHEREAS, Pavaco owns all of the Transferred Assets (as defined in SECTION 1.1), which Transferred Assets are used in (intermittently or otherwise) the conduct of the Genesta Business, other than the Real Property owned by Lessor and leased or licensed assets set forth on SCHEDULE 3.8; and

      WHEREAS, (a) Pavaco desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Pavaco, the Transferred Assets and the Assumed Obligations (as defined in SECTION 1.4), and (b) Lessor desires to lease to Buyer, and Buyer desires to lease from Lessor, a portion of the Real Property, all on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                         SALE AND TRANSFER OF ASSETS

      1.1 TRANSFERRED ASSETS. Subject to the terms and conditions set forth herein, at the Closing (as defined in SECTION 2.6), Pavaco shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, assume and acquire from Pavaco, as a going concern, all of the


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assets, properties and rights of every kind, character and description used in (intermittently or otherwise) the conduct of the Genesta Business, whether tangible or intangible and wherever located, as of the Closing Date (as defined in SECTION 2.5), all of which are listed and described in detail in the "Transferred Assets Schedule" attached hereto as SCHEDULE 1.1 (collectively referred to herein as the "Transferred Assets"), as follows:

      (a) All machinery, equipment, vehicles, tooling, molds, dies, cranes, tables, spare parts and tools as listed and described in SCHEDULE 1.1(a), including, without limitation, the Transmatic profile extruder, saw and puller;

      (b) All office supplies and equipment and furniture (including, for clarity, all furniture located in the 551 Imperial Road, North, building, but only the furniture located in the two conference rooms of the 611 Imperial Road, North, building), computers, maintenance supplies and other similar items as listed and described in SCHEDULE 1.1(b);

      (c)   All inventories as listed and described in SCHEDULE 1.1(c);

      (d)   All accounts and notes receivable as listed and described in
SCHEDULE 1.1(d);

      (e)   All prepaid assets as listed and described in SCHEDULE 1.1(e);

      (f) All leasehold and other tenant improvements as listed and described in SCHEDULE 1.1(f);

      (g) All Seller's right, title and interest in and to those contracts and agreements (including proprietary agreements with suppliers) set forth on
SCHEDULE 1.1(g), and all right, title and interest in and to purchase or sales orders, quotes or commitments related to the Transferred Assets or the Genesta Business, whether written or oral, as listed and described in SCHEDULE 1.1(g) (collectively, the "Assumed Contracts");

      (h) Access to and the right to copy all of Pavaco's (i) records, accounts, correspondence, production records for the three (3) years prior to the Closing Date, and (ii) employment, payroll, personnel and workers' compensation records, environmental control records and any other documents relating to the Transferred Assets or the Genesta Business, and the right to copy all relevant documents of Lessor's relating to the Real Property;

      (i) All of Seller's rights under any and all express or implied warranties from suppliers of the Genesta Business with respect to the Transferred Assets;

      (j) All of Pavaco's right, title and interest in and to patents, trademarks, service marks, trade names (including without limitation "Genesta Manufacturing" and "Genesta"), internet domain names and service names and all variants thereof (including without limitation "genestamfg.com"), copyrights, inventions, customer lists, trade secrets (including processes and software programs), registrations and all applications for any of the foregoing and works in progress relating thereto, and all past, present and future causes of action and remedies therefor, all as relate to the Genesta Business or the Transferred Assets, including those set forth on SCHEDULE 3.10;

      (k) All of Pavaco's right, title and interest in source code and computer programs for systems and hardware used in the Genesta Business as listed and described in SCHEDULE 1.1(k), and other intangibles owned or used by Pavaco relating to the Transferred Assets or the Genesta Business and all of the related goodwill;

      (l) All claims as to which Pavaco, on behalf of the Genesta Business, is a judgment creditor, if any;


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      (m) The goodwill of Pavaco pertaining to the Genesta Business, including the right to represent Buyer as carrying on the Genesta Business in continuation of and in succession of Pavaco; and

      (n) To the extent assignable, all of Seller's licenses, permits and governmental authorizations relating to the Transferred Assets or the Genesta Business as listed and described in SCHEDULE 1.1(n).

      1.2 RETAINED ASSETS. Notwithstanding the terms of SECTION 1.1, the following assets (collectively, the "Retained Assets") shall be retained by Pavaco and/or Lessor, as applicable, and shall not be sold, transferred or assigned to Buyer:

      (a) All assets owned by Pavaco not listed in SCHEDULE 1.1 and which are not used in (intermittently or otherwise) the conduct of the Genesta Business;

      (b) Pavaco's Symix system and related hardware and software, other than personal computers and related equipment listed in SCHEDULE 1.1;

      (c) The Real Property, except for the leasehold rights referred to in this Agreement and the New Leases (as defined below);

      (d) The Pavaco group ball logo; provided that, Pavaco grants to Buyer the nonexclusive limited right to continue to use all existing Genesta Business stationary, business cards, forms, signs, etc. containing the logo until such items are depleted;

      (e) All minute books and other ownership records of Pavaco; and

      (f) Any rights of Seller under this Agreement and any related agreement.

      1.3 CUSTOMER ASSETS. Notwithstanding the terms of SECTION 1.1, Pavaco shall sell, convey, assign and transfer only such rights as it may have at the Closing, if any, to those molds, dies, toolings and inserts used in the Genesta Business which are owned by customers of Pavaco ("Customer Assets").

      1.4 ASSUMED OBLIGATIONS. Effective as of the Closing Date, Buyer shall assume and shall thereafter pay, discharge or perform in the ordinary course only the following (collectively, the "Assumed Obligations"), and Parent shall guarantee such payment, discharge or performance, other than which neither Buyer nor Parent shall assume nor be obligated to pay, discharge or perform any liability or obligation of Seller and/or Lessor, whether direct or indirect, known or unknown, absolute or contingent, and all such liabilities and obligations shall remain with Seller and/or Lessor:

      (a) Those trade payables incurred by the Genesta Business in the ordinary and normal course of business on or before the Closing Date and to the extent set forth on the Assumed Obligations Schedule attached hereto as SCHEDULE 1.4;

      (b) Those accrued liabilities incurred by the Genesta Business in the ordinary and normal course of business on or before Closing Date and to the extent set forth on the Assumed Obligations Schedule attached hereto as
SCHEDULE 1.4;

      (c) Obligations to Lessor pursuant to two new facilities leases in substantially the form attached hereto as EXHIBIT A (the "New Leases"); and


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      (d) Subject to the provisions of ARTICLE XIII, Seller's obligations under those contracts and agreements included in the Transferred Assets as set forth on SCHEDULE 1.1(g). In the event that Seller is in default of performance under any Assumed Contract (other than a default of the type described in SECTION 9.1(b) in obtaining consent to assignment of an Assumed Contract waived in writing by Buyer), Buyer shall, nonetheless, if legally possible, assume such Assumed Contract if, and to the extent that, Seller indemnifies and holds Buyer harmless in respect of any claims (and costs incurred incidental thereto, including reasonable attorneys' fees) arising in connection with or pursuant to Seller's default.

      1.5 NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES ASSUMED. Unless and only to the extent that any debt, liability or obligation of Seller is expressly identified under this Agreement as being for the account of and assumed by Buyer, Buyer shall not assume or indemnify Seller against any claim or demand (and any costs incurred incidental thereto) with respect to such debt, liability or obligation, whether absolute or contingent, and whether arising prior to, on or after the Closing Date, and all such debts, liabilities and obligations shall remain with Seller (the "Retained Obligations").


                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

      2.1 PURCHASE PRICE. In exchange and as consideration for the Transferred Assets and in full payment of the purchase price therefor, Buyer shall pay and deliver, subject to adjustment as indicated below, the amounts set forth in
SECTION 2.4 below and shall assume the obligations set forth in SECTION 1.4 above, subject to exercise of the indemnification rights set forth in ARTICLE IX (collectively, the "Purchase Price").

      2.2 Allocation of Purchase Price The parties shall allocate the Purchase Price for tax purposes amongst the Transferred Assets as set forth on SCHEDULE
2.2 (the "Purchase Price Allocation Table"). The parties shall file their respective tax returns in a manner consistent with the Purchase Price Allocation Table and shall not take a position on any federal, provincial or local tax return, before any governmental or regulatory authority charged with the collection of any tax or in any action or proceeding that is in any manner inconsistent with the Purchase Price Allocation Table.

      2.3   TAX ELECTIONS AND FILINGS.

      (a) If Buyer so requests, Seller and Buyer shall execute a joint election under Subsection 20(24) of the INCOME TAX ACT (Canada);

      (b) Seller and Buyer shall execute a joint election as to the sale of Accounts Receivable under Section 22 of the INCOME TAX ACT (Canada) designating in such election the applicable portion of the Purchase Price set out in
SCHEDULE 2.2 paid by Buyer for the Accounts Receivable;

      (c) Goods and Services Tax: Seller and Buyer shall make a joint election under Subsection 167(1) of the EXCISE TAX ACT (Canada) ("ETA") to have Subsection 167(1.1) of the ETA apply to the supplies of the Transferred Assets contemplated in this Agreement. Seller represents and warrants that the Transferred Assets constitute all or substantially all of the


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property that can reasonably be regarded as being necessary for Buyer to be capable of carrying on the Genesta Business as a business. Pursuant to
Section 167 of the ETA, Buyer is required to file the GST Form 44 with the Canada Customs and Revenue Agency. Buyer agrees to file GST Form 44 and all necessary materials with the appropriate tax authorities within the applicable time periods contemplated by the ETA; and

      (d) Seller will apply to the Workplace Safety and Insurance Board (Ontario) for a current purchase certificate in respect of employer premiums under the WORKPLACE SAFETY AND INSURANCE ACT and deliver same to the Buyer within its validity period on or before Closing Date.

      2.4 PAYMENT OF PURCHASE PRICE. In addition to the Assumed Liabilities pursuant to SECTION 1.4 hereof, the Purchase Price shall be paid as follows:

      (a) CASH. At Closing, Buyer shall pay to Pavaco (and Parent guarantees such payment, subject to the terms and conditions of this Agreement) in cash, by certified cheque or wire transfer of immediately available funds, the aggregate amount of Three Million Eight Hundred and Fifty Thousand Canadian Dollars (C$3,850,000.00); and

      (b) PROMISSORY NOTE. At Closing, Buyer and Parent (as guarantor) shall execute and deliver to Pavaco a non-transferable, unsecured promissory note which will be a direct obligation of Buyer and Parent (as guarantor), in the initial principal amount equal to One Million Canadian Dollars (C$1,000,000.00), increased by the amount by which Working Capital for the Genesta Business at Closing is greater than Nine Hundred Thousand Canadian Dollars (C$900,000.00), or decreased by the amount by which Working Capital for the Genesta Business at Closing is less than Eight Hundred Thousand Canadian Dollars (C$800,000.00), calculated in accordance with SECTION 2.5 below, with a term of twelve (12) months from Closing and bearing interest at the Prime Rate (defined below), fixed quarterly (based on the Prime Rate in effect five (5) business days prior to the end of each quarter), with interest only payable in arrears in four quarterly payments, and principal paid in one lump sum twelve (12) months from Closing, in substantially the form attached hereto as EXHIBIT B (the "Note"). As used herein, "Working Capital" shall be the sum of (i) accounts receivable, inventory and prepaid expenses, less (ii) trade accounts payable and liabilities accrued in the ordinary course of business (including, without limitation, all amounts due within one year of Closing under non-real property leases, including that certain equipment lease with Bombardier Capital, any amounts due pursuant to that certain agreement to purchase Transmatic equipment, and accruals for rebates earned but not yet due to customers such as Cooper Lighting) all as determined in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods ("GAAP"). "Prime Rate" shall mean, for any day, the rate of interest expressed as the rate per annum that the Bank of Montreal establishes as a reference rate of interest that it will charge on that date for Canadian dollar demand loans to its corporate customers in Canada and which it at present refers to as its "prime rate"; and

      (c) STOCK. At Closing, Buyer shall cause Parent to deliver to Pavaco Forty Thousand (40,000) fully paid, nonassessable shares of Parent's unregistered Common Stock, $.001 par value (the "Stock"). Pavaco acknowledges that (for purposes of the Note and the Stock) it is an "accredited investor" under both U.S. and Canadian law, that it purchases as principal and agrees that the Stock will remain unregistered and that Pavaco will not transfer nor attempt to transfer any portion of the Stock for a period of one year from Closing. For a period of ninety (90) days following the eighteenth (18th) month after Closing, Pavaco may, in its sole discretion, require Parent to repurchase some or all of the Stock at a price equal to Thirteen United States Dollars


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and Twenty-Five Cents (U.S.$13.25) per share (adjusted for intervening stock splits, consolidations and similar corporate reorganizations).

      (d) CROSS BORDER INTEREST PAYMENTS. All payments to be made by or on behalf of Buyer under or with respect to the Note are to be made free and clear of and without deduction or withholding for, or on account of, any present or future taxes, unless such deduction or withholding is required by applicable law. If Buyer is required to deduct or withhold any taxes from interest amounts payable to Seller (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all taxes on, or arising by reason of the payment of, interest under the Note), Seller receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) Buyer shall make such deductions or withholdings, and (iii) Buyer shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable laws.

      2.5   WORKING CAPITAL ADJUSTMENT.

      (a) Within thirty (30) days following the Closing, Seller will prepare and deliver to Buyer an unaudited internal balance sheet of the Genesta Business incorporating the Transferred Assets and Assumed Liabilities as of the Closing Time (as hereinafter defined) in accordance with GAAP applied on a basis consistent with the Financial Statements and based on a physical inventory as of the Closing Time (the "Closing Balance Sheet"). Buyer has the right to be present to observe such physical inventory. Seller shall also calculate the amount of the Working Capital as of the Closing Time. Buyer shall be permitted to review the working papers underlying the preparation of the Closing Balance Sheet.

      (b) Each party hereto shall cooperate fully, each at its own expense, in said preparations and shall make available to each other working papers, data and such other information as may be necessary or desirable in the preparation of the Closing Balance Sheet and the calculation of the Working Capital.

      (c) In the event Buyer is in disagreement with any determinations by Seller in the Closing Balance Sheet or the calculation of the Working Capital, each item of disagreement shall be set forth in writing and delivered to Seller within twenty (20) business days from Buyer's receipt of the Closing Balance Sheet. In the event that Buyer fails to deliver a notice of disagreement within said 20 business day period, Buyer shall be deemed to have accepted as valid and binding the Closing Balance Sheet and Working Capital amount as of Closing. If Buyer and Seller do not, within the next twenty (20) business days following Seller's receipt of Buyer's written notice of disagreement, resolve each such item of disagreement, both Buyer and Seller are entitled to refer those unresolved items of disagreement to a mutually acceptable member of a nationally recognized accounting firm in Canada (the "Independent Accountant") for resolution. The Independent Accountant's determination of any such item of disagreement in accordance with the provisions of this SECTION 2.5 shall be final and binding on both parties and not subject to appeal. Buyer and Seller shall use their reasonable efforts to ensure that determination of the items in dispute shall be made within sixty (60) days after such referral to the Independent Accountant. In the event that Buyer and Seller are unable to agree on the identity of the Independent Accountant, the Independent Accountant shall be appointed by a judge of the Superior Court of Justice (Ontario) at Guelph, Ontario.


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      (d) The fees and disbursements of each party's auditors or other outside representatives shall be paid by such party, and those of the Independent Accountant shall be paid one-half by Seller and one-half by Buyer.

      (e) Ten (10) business days after the parties have agreed upon the Closing Balance Sheet and the calculation of the Working Capital, or the Independent Accountant has determined the final form of the Closing Balance Sheet and the calculation of the Working Capital, the parties shall cause the adjustment of the Note pursuant to SECTION 2.4(b). Such adjustment shall be effected as follows:

             (i) if the Working Capital is greater than Nine Hundred Thousand Canadian Dollars (C$900,000), then the principal payable by Buyer to Seller under the Note shall be increased by the amount by which the Working Capital exceeds such amount; and

             (ii) if the Working Capital is less than Eight Hundred Thousand Canadian Dollars (C$800,000), then the principal payable by Buyer to Seller under the Note shall be reduced by the amount by which the Working Capital is less than such amount.

      2.6 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on January 4, 2002 or as soon thereafter as possible upon satisfaction of the conditions set forth in ARTICLE VII (the "Closing Date"), at the offices of Gowling Lafleur Henderson LLP, Suite 1020, 50 Queen Street North, Kitchener, Ontario, counsel to Seller, or at such other date, time and place as may be mutually agreed upon in writing by the parties. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. The Closing shall be deemed to have taken place at 12:01 a.m. USA EST on the Closing Date (the "Closing Time"). At
Closing:

      (a) Buyer shall pay to Pavaco the cash portion of the Purchase Price set forth in SECTION 2.4(a);

      (b) Buyer and Parent shall execute and deliver to Pavaco the Note as set forth in SECTION 2.4(b);

      (c)   Parent shall deliver to Pavaco the Stock as set forth in SECTION
2.4(c);

      (d) Lessor and Buyer and Parent shall execute and deliver to Buyer the New Leases;

      (e) Pavaco shall execute and deliver to Buyer a General Instrument of Conveyance, Transfer and Assignment in the form attached hereto as EXHIBIT C and all such other instruments and documents of conveyance and assignment as are requested by Buyer to vest in Buyer title to the Transferred Assets, including without limitation assignments of intellectual property;

      (f) Buyer and Parent (as guarantor) shall execute and deliver to Pavaco an Assumption Agreement in the form attached hereto as EXHIBIT D;

      (g) Pavaco, J. Charles Pavanel, John C. Pavanel and Joanne Pavanel shall execute and deliver to Buyer Noncompetition Agreements in the form attached hereto as EXHIBIT E;

      (h) Seller and Buyer shall execute and deliver certificates regarding the representations, warranties and covenants contained herein; and

      (i) Solicitors to Seller and Buyer shall execute and deliver the legal opinions in substantially the forms attached hereto as EXHIBIT F and EXHIBIT G, respectively.


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                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller (and where expressly indicated Lessor) represents and warrants to Buyer and Parent as follows:

      3.1 ORGANIZATION AND QUALIFICATION - PAVACO. Pavaco is a corporation duly organized and validly existing under the laws of the Province of Ontario and is duly qualified to do business as a foreign entity and is in good standing in each other jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary. Pavaco has the requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Pavaco is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws. All entities merged with and into Pavaco prior to the date hereof were duly organized, validly existing and in good standing under the laws of their domicile until their respective dates of merger, were duly qualified to do business as foreign corporations and were in good standing in each jurisdiction in which the character of their properties or the nature of their business made such qualification necessary, and had the requisite corporate power and authority to own, use or lease their properties and to carry on their business as conducted.

      3.2 ORGANIZATION AND QUALIFICATION - LESSOR. Lessor is a corporation duly organized and validly existing under the laws of the Province of Ontario, is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary. Lessor has the requisite power and authority to own, use or lease its properties, including the Real Property, and to carry on its business as it is now being conducted. Lessor is not in default in any respect in the performance, observation or fulfillment of its duties and obligations with respect to the Existing Lease.

      3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Seller and Lessor has all requisite power, authority and capacity to execute and deliver this Agreement and all related agreements and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all related agreements and the consummation of the transactions contemplated hereby on the part of each of Seller and Lessor has been duly and validly authorized and no other proceedings on the part of either are necessary, as a matter of law or otherwise, to authorize this Agreement and the related agreements or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each and, assuming this Agreement constitutes a valid and binding obligation of Buyer and Parent, this Agreement constitutes a valid and binding agreement of each, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity and the qualifications expressed in the opinion to be given by Seller's solicitors pursuant to SUBSECTION 7.2(c).

      3.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on SCHEDULE 3.4, the execution and delivery of this Agreement and any related agreements by Seller and Lessor, the


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consummation of the transactions contemplated hereby and/or the performance by Seller and Lessor of their obligations hereunder will not:

      (a) conflict with any provision of the articles of incorporation, bylaws or other organizational documents of Pavaco or Lessor;

      (b) require any material consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority;

      (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which either Seller or Lessor is a party or by which Seller or Lessor or any of their assets may be bound, including the Genesta Business and the Real Property, except for such defaults (or rights of termination, cancellation or acceleration or guaranteed payments) as to which requisite waivers or consents have been obtained in writing;

      (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation; or

      (e) result in the creation of any lien, charge or encumbrance upon any of the Transferred Assets.

      3.5 FINANCIAL STATEMENTS. The unaudited internal balance sheet of the Genesta Business as of March 31, 2001 and the unaudited internal balance sheet of the Genesta Business as of November 23, 2001 (collectively, hereinafter referred to as the "Balance Sheet") and the related statements of income for the twelve-month period and the April 1st to November 23rd periods then ended (collectively, the "Financial Statements") are attached hereto as SCHEDULE 3.5. The Financial Statements have been prepared in accordance with Canadian GAAP applied on a consistent basis throughout the period indicated, and present fairly in all material respects the financial position of the Genesta Business as of the end of such fiscal periods and the results of operations for such periods. Thereafter until Closing, Pavaco shall deliver to Buyer, within twenty
(20) days after each month end, monthly unaudited internal balance sheets and statements of income which, at the time they are delivered to Buyer, will present fairly in all material respects the assets and liabilities and results of operations of the Genesta Business as of their respective dates, compiled in the same manner as the Financial Statements.

      3.6 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 3.6, since March 31, 2001, (i) Pavaco has conducted the Genesta Business only in, and since such date, has not engaged in any transaction other than according to, the ordinary and usual course of such business, and, (ii) there has not been (a) any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, prospects, properties or results of operations of either the Genesta Business or the Transferred Assets (a "Material Adverse Change"); (b) any material change by Pavaco in accounting principles, practices or methods; (c) any labour dispute or difficulty which is reasonably likely to result in any Material Adverse Change, and no such dispute or difficulty is now threatened; (d) any asset of the Genesta Business transferred, sold or disposed of (except inventory sold in the ordinary course of business), or any material asset mortgaged, pledged or subjected to any lien, charge or other encumbrance; (e) any increase in excess of C$5,000, individually or in the aggregate, in the compensation payable or which could become payable by


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Pavaco to employees, distributors, dealers or sales representatives of the
Genesta Business; (f) any amendment by Pavaco of any employee benefit plan;
(g) any indebtedness incurred by Pavaco with respect to the Genesta Business, except for indebtedness that will be repaid in full or assumed by Pavaco prior to the Closing; (h) any loan made or agreed to be made by Pavaco with respect to the Genesta Business, nor has Pavaco become liable or agreed to become liable as a guarantor with respect to any such loan; or (i) any waiver by Pavaco of any right or rights of value related to the Genesta Business.

      3.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Genesta Business has and will have no indebtedness, obligations or liabilities, whether accrued, absolute, contingent or otherwise and whether due or to become due, known or unknown, as of date of the Balance Sheet and as of the Closing Date, which are not reflected or reserved for in the Balance Sheet or set forth on SCHEDULE 3.7, including, without limitation, any liabilities accrued under any employment legislation.

      3.8 TITLE TO ASSETS. Each Transferred Asset is set forth and described in detail on SCHEDULE 1.1. Pavaco has and at Closing will have good and marketable title to all Transferred Assets other than the Real Property owned by Lessor and the Customer Assets. The Transferred Assets constitute all of the assets and interests in assets that are owned or are used in the conduct of the Genesta Business as it is currently being conducted, other than leased or licensed assets set forth on SCHEDULE 3.8, the Retained Assets and the Customer Assets. All of the Transferred Assets will be conveyed to Buyer free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all mortgages, liens, leases, security interests, pledges, charges, encumbrances, equities, claims, easements, rights of way, or any other adverse claims or rights whatsoever (collectively, "Liens"), other than (i) those items set forth on SCHEDULE 3.8, (ii) rights of customers with respect to work-in-process under orders or contracts entered into in the ordinary course of business, and (iii) immaterial imperfections of title, easements, restrictions, rights of way and encumbrances (collectively, the "Permitted Liens"). Pavaco has the absolute and unrestricted right, power, authority and capacity to transfer the Transferred Assets to Buyer and, upon Closing, Buyer will acquire from Pavaco legal and beneficial ownership of, good and valid title to, the Transferred Assets, free from any Lien other than Permitted Liens. At Closing, except as set forth on SCHEDULE 3.8, none of the Transferred Assets will be subject to any leasing arrangement. No partner, agent, owner or employee of Seller, nor any spouse, child, sibling or other relative of any of these persons, owns or has any interest, directly or indirectly, in any of the Transferred Assets.

      3.9 REAL PROPERTY. Set forth in SCHEDULE 3.9 is a complete and accurate description of each parcel of real property leased and/or occupied or used in any manner by the Genesta Business, including, to Seller's Knowledge, any easement, covenants, rights of way or similar restrictions, and, except as set forth in SCHEDULE 3.9, there is no other real property used in or related to the Genesta Business. Except as indicated in SCHEDULE 3.9:

      (a) Lessor has, and at the Closing Date will have, good and marketable fee simple absolute title in and to the Real Property, free and clear of all title defects, mortgages, pledges, security interests, easements, conditional sales agreements, liens, restrictions or encumbrances whatsoever;

      (b) Other than the Real Property, there is no other real property used in the Genesta Business;

      (c) Each of the buildings and all fixtures and improvements and roofs located on the Real Property are in good operating condition, ordinary wear and tear excepted;

      (d) To Seller's Knowledge, the Real Property is serviced by all municipal, private and public utility services and facilities necessary for the conduct of the Genesta Business as presently conducted including, water, hydro, telephone, sewage, storm water and natural gas (and the cost of such services and facilities has been paid); to Seller's Knowledge, all such utility services and facilities required for the lands enter the lands through adjoining public streets, or if they pass through adjoining private lands, do so in accordance with valid easements or by operation of law;

       (e) Neither Seller nor Lessor has received any notice, nor, to Seller's Knowledge, is either aware, that any of the buildings, structures or other improvements erected on the Real Property, or the present use thereof, (i) do not conform in all respects with all applicable zoning and building laws (or does not constitute a legal nonconforming use), ordinances, regulations or other laws and applicable deed restrictions, or (ii) encroach on property of others;

      (f) Neither Seller nor Lessor has received any written or oral notice of any pending (i) change of such zoning and building laws, ordinances, regulations or other laws affecting any of such properties, or (ii) condemnation of any such properties;

      (g) Neither Seller nor Lessor has received any notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and there has been no enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed;

      (h) To Seller's Knowledge, all plants, structures, machinery and equipment currently in use by Seller in the conduct of the Genesta Business are in compliance in all material respects with applicable health and safety laws and regulations.

      3.10  INTELLECTUAL PROPERTY.

      (a) Except as set forth on SCHEDULE 3.10, Pavaco does not have any right, title or interest in any registered Intellectual Property (as defined below) related in any manner to the Genesta Business, and no such Intellectual Property is necessary for or used in any manner in the Genesta Business as now conducted. With respect to registered patents and trademarks, SCHEDULE 3.10 contains a list of all jurisdictions in which such patents and trademarks are registered or applied for and all registration and application numbers. Except as set forth on
SCHEDULE 3.10, there are no unregistered material trademarks or tradenames related in any manner to the Genesta Business.

      (b) "Intellectual Property" includes Canadian, United States and other foreign inventions, invention disclosures, patents, inventors' certificates, utility models, trademarks, service marks, trade names, copyrights, mask work registrations, trade secrets (including processes and software programs), registrations and applications therefor and works in progress, and past, present and future causes of action and remedies therefor, customer lists and proprietary arrangements with vendors.

      (c) Except as set forth on SCHEDULE 3.10, Pavaco owns or has the unrestricted perpetual right to use, free and clear of any rights of others and without payment to any other party, the Intellectual Property listed on such
SCHEDULE 3.10 plus all trade secrets, customer lists, manufacturing and secret processes owned by Pavaco or used or useful to the Genesta Business, and the consummation of the transactions contemplated hereby will not alter or impair any such items nor the unrestricted right of the Genesta Business to use such items without violating any rights of third parties. To Seller's Knowledge, Pavaco is not making use of any confidential information or trade secrets of any present or past employee that has not been fully assigned to Pavaco.

      (d) Pavaco has not received any communications alleging that Pavaco has violated any other person's Intellectual Property rights or has engaged in unfair competition against such person. Pavaco does not now infringe or misappropriate any third party Intellectual Property rights and does not have any liability for any past infringement or misappropriation; provided that with regard to specifications, designs and/or tools provided to Pavaco by customers, the representation given in this sentence is to Seller's Knowledge. No dispute or disagreement involving Pavaco exists or, to Seller's Knowledge, is threatened with regard to any third party's Intellectual Property rights, including any allegation of Intellectual Property infringement or misappropriation or of any breach or default of an Intellectual Property license or similar agreement. (e) To Seller's Knowledge, (i) no third party is now infringing or misappropriating any Intellectual Property rights of the Genesta Business, and (ii) there has not been any past such infringement or misappropriation.

      3.11 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Balance Sheet constituted all accounts receivable of the Genesta Business as of the date thereof, other than accounts receivable fully written off as uncollectible as of such date in accordance with consistently applied prior practice, except as may be reserved on the Balance Sheet. All such accounts receivable arose from valid sales made (as opposed to consignments) or services rendered in the ordinary course of business, and are not subject to any return privileges, set-off or counterclaim, except as may be reserved on the Balance Sheet. Except as disclosed on SCHEDULE 3.11, such accounts receivable have been collected in full since the date of the Balance Sheet or remain valid, binding and legally enforceable obligations at their full respective amounts (net of allowance for doubtful accounts established in accordance with consistently applied prior practice). All accounts receivable created after the date of the Balance Sheet up to the Closing will arise from valid transactions in the ordinary course of business, and will be valid, binding and legally enforceable obligations at their full respective amounts (net of the allowance for doubtful accounts established with consistently applied prior practice).

      3.12 INVENTORIES. Pavaco has good and marketable title to all of its inventories of raw materials, work-in-process and finished goods related in any manner to the Genesta Business, free and clear of all Liens save and except Permitted Liens. Except to the extent reserved for on the Balance Sheet, all such inventories (i) consist of items that are usable in the ordinary course of business for an amount at least equal to the book value thereof, (ii) represent quantities, individually and in the aggregate, not in excess of twelve month's requirements for the business as currently conducted, and/or (iii) have not been present in inventory for more than twelve months.

      3.13 CONTRACTS. The Genesta Business, directly or indirectly through Pavaco, does not have any contract, agreement, obligation or commitment, written or oral, expressed or implied, which was not incurred in the ordinary course of business, or involves a commitment or liability in excess of $10,000, or is for a term of more than one year or whose terms do not permit cancellation without liability on 30 days' notice or less (other than obligations which are included in accounts payable), and has no union contracts, employee, representative or consultant contracts, loan, credit or other financing agreements, inventory flooring arrangements, debtor or creditor arrangements, security agreements, licenses, franchise, manufacturing, distributorship or dealership agreements, leases, or bonus, health or stock option plans, except for those described in
SCHEDULE 3.13 (collectively, the "Contracts"), copies of all of which have been made available to Buyer prior to the execution hereof. As of the date hereof, there exists no circumstances on Pavaco's part and, to Seller's Knowledge, on the part of any third party, which would affect the validity or enforceability of any such Contracts in accordance with their respective terms. Pavaco has performed and complied in all respects with all obligations required to be performed to date under, and is not in default (without giving effect to any required notice or grace period) under, or in breach of, the terms, conditions or provisions of any Contract. Except for consents to assignment required as set forth on SCHEDULE 3.4, the validity and enforceability of each Contract described herein has not been and shall not in any manner be affected by the execution and delivery of this Agreement or any related agreement or the consummation of the transactions contemplated hereby. There are no customer sales contracts which will require future expenditures (including internal costs and overhead) in excess of reasonably anticipated receipts. Seller is not in default of performance in respect of any Assumed Contract which may involve a liability, obligation or impact on annual revenue, expenses or an asset of the Genesta Business in excess of Ten Thousand Canadian Dollars (C$10,000).

      3.14  EMPLOYEE AND LABOUR MATTERS.

      (a) SCHEDULE 3.14 sets forth a complete list of all employees, together with the titles and material terms of employment, including current wages, salaries or hourly rate of pay, bonuses (whether monetary or otherwise) paid since the beginning of the most recently completed fiscal year or payable in the current fiscal year to each such employee, the date upon which such wage, salary, rate or bonus became effective, any non-competition, non-solicitation or similar agreements, and the date upon which each such employee was first hired by Pavaco. Except as disclosed, no employee is on long-term disability leave, extended absence or receiving benefits pursuant to the WORKPLACE SAFETY AND INSURANCE ACT (Ontario).

      (b) Except for those written employment contracts with salaried employees identified in SCHEDULE 3.14, there are no written contracts of employment entered into with any employee or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law.

      (c) Except as set out in SCHEDULE 3.14 and 3.15, there are no employment policies or plans, or other terms or conditions of employment or terms or conditions upon which employees may be terminated, which are binding upon Pavaco.

      (d) The Genesta Business has been and is being operated in full compliance with all laws relating to employees, including employment standards, occupational health and safety, and pay equity. There have been no claims nor, to Seller's Knowledge, are there any threatened complaints, under such laws against Pavaco in respect of the Genesta Business.

      (e) Except as set out in SCHEDULE 3.14 and 3.15, there are no complaints nor, to Seller's Knowledge, are there any threatened complaints, against Pavaco with respect to the

Genesta Business pursuant to any laws relating to employees, including employment standards, human rights, occupational health and safety, workers compensation, pay or employment equity. To Seller's Knowledge, nothing has occurred which might lead to a complaint against Pavaco with respect to the Genesta Business under any such laws. There are no outstanding decisions or settlements or pending settlements which place any obligation upon Pavaco with respect to the Genesta Business, to do or refrain from doing any act.

      (f) All current assessments under the WORKPLACE SAFETY AND INSURANCE ACT (Ontario) in relation to the Genesta Business have been paid or accrued by Pavaco and the Genesta Business has not been subject to any special or penalty assessment under such legislation which has not been paid.

      (g) Pavaco has made available to Buyer for review, all inspection reports under the OCCUPATIONAL HEALTH AND SAFETY ACT (Ontario) relating to the Genesta Business. There are no outstanding inspection orders made under the OCCUPATIONAL HEALTH AND SAFETY ACT (Ontario) relating to the Genesta Business. Except as set forth in SCHEDULE 3.14, Pavaco is operating in compliance with all occupational health and safety laws, including but not limited to the Workplace Hazardous Materials Information Systems (WHMIS), relating to the Genesta Business. To Seller's Knowledge, there are no pending or threatened charges under occupational health and safety laws relating to the Genesta Business. There have been no fatal or critical accidents relating to the Genesta Business in the five
(5) years preceding the date hereof which might lead to charges under occupational health and safety laws. To Seller's Knowledge, there are no materials present in the Genesta Business, exposure to which may result in an industrial disease as defined in the WORKPLACE SAFETY AND INSURANCE ACT (Ontario). If such materials, including asbestos, have to be removed within three (3) years after the Closing to comply with occupational health and safety laws as of the date hereof, Pavaco agrees to indemnify Buyer for any and all costs arising from such removal. Pavaco has complied in all respects with any remedial orders issued under occupational health and safety laws. To Seller's Knowledge, there are no appeals of any remedial orders under occupational health and safety laws relating to the Genesta Business which are currently outstanding.

      (h) Except as set forth in SCHEDULE 3.14, no affiliate, stockholder, director, officer or, to Seller's Knowledge, employee of Pavaco is presently a party to any transaction involving the Genesta Business, including without limitation any contract, loan or other agreement or arrangements providing for the furnishing of services by, the rental of real or personal property from or to, or otherwise requiring loans or payments to, any such affiliate, stockholder, director, officer or employee, or to any member of the family of any of the foregoing or to any corporation, partnership, trust or other entity in which any affiliate, stockholder, director, officer or employee or any member of the family of any of them has a substantial interest or is a partner, officer, director, trustee, or employee.

      (i) To Seller's Knowledge, all current employees of Pavaco are entitled to work in Canada.

      3.15  COLLECTIVE AGREEMENTS.

      (a) SCHEDULE 3.15 sets forth a complete list of the Collective Agreements, either directly or by operation of law, with any trade union or association which may qualify as a trade union.

      (b) There are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for employees or dependent contractors of Pavaco not already covered by the Collective Agreements, and there have not been any such proceedings within the last two years as relates to the Genesta Business.

      (c) There are no threatened or apparent union organizing activities involving employees or dependent contractors of Pavaco in respect of the Genesta Business, not already covered by the Collective Agreements.

      (d) Pavaco is not in default in any material respect under any Collective Agreement as relates to the Genesta Business.

      (e) There is no strike or lock out occurring or to the Knowledge of Pavaco threatened affecting the Genesta Business.

      (f) Except as described in SCHEDULE 3.15, Pavaco does not have any unresolved grievances or pending arbitration cases outstanding relating to the Genesta Business. Pavaco does not have any labour problems that might materially affect the value or operation of the Genesta Business.

      (g) None of the Collective Agreements contain provisions relating to the establishment or maintenance of any Pension Plan or contributions thereto.

      3.16  PENSION AND BENEFIT PLANS.

      (a) SCHEDULE 3.16 sets forth a complete list of the Pension Plans, including all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, relating to retirement savings or pensions, including any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, deferred profit sharing plan or supplemental pension or retirement plan, and Benefit Plans, including any plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, relating to bonuses, profit sharing, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, hospitalization, health, medical or dental treatment or expenses, disability, supplementary unemployment benefits, employee loans, vacation pay, severance or termination pay or other benefits.

      (b) Current and complete copies of all written Plans or, where oral, written summaries of the material terms thereof, have been provided or made available to Buyer together with current and complete copies of all documents available to Pavaco relating to the Pension Plans and Benefit Plans, including, as applicable,

            (i) all documents establishing, creating or amending any Pension Plans or Benefit Plans;

            (ii) all trust agreements, funding agreements, insurance contracts, investment management agreements and investment policies;

            (iii) all financial statements and accounting statements and reports, and investment reports for each of the last six years and the three most recent actuarial reports;

            (iv) all reports, returns, filings and material correspondence with any regulatory authority in the last six years;

            (v) all legal opinions, consultants' reports, actuarial reports and correspondence relating to the administration or funding of any Pension Plan or the use of funds held thereunder;

            (vi) all employee data necessary to administer any Pension Plan or Benefit Plan in accordance with laws; and

            (vii) all booklets, summaries, manuals, and written communications of a general nature prepared for or distributed to any employee concerning any Pension Plan or Benefit Plan.

      (c) Except as disclosed in SCHEDULE 3.16 each Pension Plan and Benefit Plan, and any amendment to any Pension Plan or Benefit Plan is, and has been, established, registered, qualified, administered and invested, in compliance with (i) the terms thereof, (ii) all laws and (iii) the Collective Agreements; and Pavaco has not received, in the last six years, any notice from any person questioning or challenging such compliance (other than in respect of any claim related solely to that person), and has no Knowledge of any such notice from any person questioning or challenging such compliance beyond the last six years.

      (d) All obligations under the Pension Plan and Benefit Plans (whether pursuant to the terms thereof of any laws) have been satisfied, and there are no outstanding defaults or violations thereunder by Pavaco nor does Pavaco have any Knowledge of any default or violation by any other party to any Pension Plan or Benefit Plan.

      (e) Except as required under any laws or Collective Agreement, there have been no improvements, increases or changes to or promised improvements, increases or changes to the benefits provided under the Pension Plans or Benefit Plans. None of the Pension Plans or Benefit Plans provide for benefit increases or the acceleration of funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated herein.

      (f) All payments, contributions and premiums required to be paid to or in respect of each Pension Plan, Benefit Plan and Statutory Plan have been paid in a timely fashion in accordance with the terms thereof and all laws, and no Taxes, penalties or fees are owing or eligible under any Pension Plan, Benefit Plan or Statutory Plan.

      (g) There is no proceeding, action, investigation by governmental authorities, suit or claim (other than routine claims for payment of benefits) pending or threatened involving and Pension Plan or Benefit Plan or their assets, and no facts exist which could reasonably be expected to give rise to any such proceeding, action, investigation, suit or claim (other than routine claims for payment of benefits).

      (h) No event has occurred respecting any Pension Plan which would entitle any person (without the consent of Pavaco) to wind-up or terminate any Pension Plan, in whole or in part, or which could, reasonably be expected to adversely affect the tax status thereof.

      (i) There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Pension Plans.

      (j) No material changes have occurred in respect of any Pension Plan since the date of the most recent financial, accounting, actuarial or other report, as applicable, issued in connection with any Pension Plan, which could reasonable be expected to adversely affect the relevant report (including rendering it misleading in any material respect).

      (k) Pavaco has not received, or applied for, any payment of surplus out of any Pension Plan.

      (l) Except as disclosed in SCHEDULE 3.16, Pavaco has not taken any contribution or premium holidays under any Pension Plan, and Pavaco was entitled under the terms of the Pension Plan and under all laws to take such contribution holidays.

      (m) There have been no improper withdrawals or transfers of assets from any Pension Plan.

      (n) All employee data necessary to administer each Pension Plan and Benefit Plan is in the possession of Pavaco and is in a form which is sufficient for the proper administration of each Pension Plan or Benefit Plan in accordance with the terms thereof and all laws.

      (o) Other than the Pension Plans and Benefit Plans, there are no other arrangements, programs or plans which provide benefits to retired employees of the Genesta Business or to the beneficiaries or dependents of retired employees of the Genesta Business.

      (p) None of the Pension Plans or Benefit Plans require or permit a retroactive increase in premiums or payments.

      3.17 PERMITS. Seller holds all material permits, licenses, franchises, certificates and authorizations (collectively, the "Permits") that are required by any governmental agency to permit the Genesta Business to be conducted as now conducted, and all such Permits are valid and in full force and effect. To Seller's Knowledge, no suspension, cancellation or termination of any of such Permits is threatened or imminent. SCHEDULE 3.17 sets forth a complete list of the Permits and indicates whether or not each such Permit is transferable by Seller to Buyer.

      3.18  TAXES.  Except as set forth on SCHEDULE 3.18:

      (a) Seller has made, when due, all required payments, withholdings and remittances including, without limitation, with respect to the employees of the Genesta Business, under all applicable laws in connection with the Business including, without limitation, under provincial and federal sales tax legislation, employer health tax legislation, unemployment insurance legislation and the Canada Pension Plan.

      (b) Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

      (c) Seller is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) in respect of goods and services tax and its Business Number is 970104105 for the Genesta Business and 970104113 for the Hematite Business. Seller is not required to be registered in respect of any harmonized sales tax.

      (d) Pavaco and Lessor have each withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

      (e) There is no dispute or claim concerning any Tax liability relating in any manner to the Genesta Business or the Transferred Assets either (i) claimed or raised by any authority or (ii) to Seller's Knowledge threatened by any agent of any authority.

      (f) For purposes of this Agreement, "Tax" or "Taxes" means any federal, provincial, county, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       (g) None of the Transferred Assets has been the subject of a tax-exempt transfer within the meaning of s.13 of Regulation 1013 made under the RETAIL SALES TAX ACT (Ontario).

      3.19 LITIGATION. Except as set forth on SCHEDULE 3.19, there is no claim, action or proceeding pending or, to Seller's Knowledge, threatened against or relating to Seller, the Genesta Business or any of the Transferred Assets before any federal, provincial, municipal or other governmental department, commission, court, board, bureau, agency, instrumentality or other person acting in an adjudicative capacity, domestic or foreign. To Seller's Knowledge, there is no basis for any claim, action or proceeding against or relating to Seller, the Genesta Business or any of the Transferred Assets. Neither Pavaco nor, to Seller's Knowledge, any employee of Pavaco has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other governmental or regulatory authority from engaging in or continuing any conduct or practice in connection with the Genesta Business or the Transferred Assets nor, to Seller's Knowledge, is any employee or owner of Pavaco under investigation by any governmental or regulatory authority. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Seller to take any action of any kind with respect to the Genesta Business or the Transferred Assets. Neither Seller nor the Genesta Business have been threatened with any action, suit, proceeding or claim (including actions, suits, proceedings or claims where its liabilities may be adequately covered by insurance) for personal injuries allegedly attributable to products sold or services performed by the Genesta Business asserting a particular defect or hazardous property in any of products of the Genesta Business, services or Genesta Business practices or methods, nor has Seller or the Genesta Business been a party to or threatened with proceedings brought by or before any federal or provincial agency; and there is no defect or hazardous property, claimed or actual, in any such product, service, business practice or method, except as reserved for in the Balance Sheet. Neither Seller nor the Genesta Business is subject to any voluntary or involuntary proceeding under the Canadian or United States Bankruptcy Code and neither has made an assignment for the benefit of creditors. Except as described in detail on SCHEDULE 3.19, in the past seven (7) years Seller has not been a party to or threatened with any material legal claims, actions or proceedings of any type that resulted in any liability to Seller, nor has Seller entered into any settlements or agreements of any kind related in any manner to a dispute directly or indirectly involving the Genesta Business or the Transferred Assets.

      3.20 COMPLIANCE WITH APPLICABLE LAWS. Pavaco holds, and has at all times held, all licenses, permits and authorizations then necessary for the lawful conduct of the Genesta Business, as now conducted and all such licenses, permits and authorizations are valid and sufficient for all business now conducted by Pavaco. Pavaco has complied with, and is in compliance in all material respects with, all applicable laws, orders, rules and regulations promulgated by any federal, provincial, municipal or other governmental authority relating to the operation and conduct of the Genesta Business and its properties, and there have not been and are not any material violations of any such law, order, rule or regulation, existing or threatened. Seller has not received any notice from any authority or person that the Genesta Business has been or is being, conducted in violation of any applicable zoning regulation or order, or other law, order, regulation or requirement relating to the operation of its business or to its properties.

      3.21  ENVIRONMENTAL MATTERS.

      (a)   Except as set forth on SCHEDULE 3.21 hereto:

            (i) Seller, Lessor and the Genesta Business have complied in all material respects with all applicable Environmental Laws;

            (ii) The Property (including soils, groundwater, surface water, buildings or other structures) is not contaminated with any Hazardous Substances that may subject Seller, Lessor, Buyer, the Genesta Business or the Transferred Assets to liability under any Environmental Law;

            (iii) All properties formerly owned or operated by Seller or Lessor are not contaminated with Hazardous Substances that may subject Buyer, the Genesta Business or the Transferred Assets to liability under any Environmental Law;

            (iv) Neither Seller, Lessor nor the Genesta Business are subject to liability under any Environmental Law for any Hazardous Substance disposal or contamination on any third party property;

            (v) Neither Seller, Lessor nor the Genesta Business have caused or contributed to any release or threat of release of any Hazardous Substance that may subject any Seller, Lessor, Buyer, the Genesta Business or the Transferred Assets to liability under any Environmental Law;

            (vi) None of Seller or Lessor have received any notice, demand, letter, claim or request for information alleging that Seller, Lessor or the Genesta Business may be in violation of, or liable under, any Environmental Law;

            (vii) Neither Seller, Lessor nor the Genesta Business are subject to any orders, decrees, injunctions or other arrangements with any governmental entity, nor subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances;

            (viii) To the Knowledge of Seller, there are no circumstances or conditions involving Seller, Lessor or the Genesta Business that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any of Property pursuant to any Environmental Law;

            (ix) The Property has not and does not contain any underground storage tanks, asbestos-containing material, lead-based products, halogenated solvents or polychlorinated biphenyls;

            (x) Seller has obtained all governmental approvals which are required under Environmental Laws in respect of the facilities and the Genesta Business, and all such government approvals are valid, in full force and effect; Seller has not received any notice, nor is it aware of any proposal, to amend, revoke or replace any governmental approval or requiring the issue of any additional governmental approval under Environmental Laws in respect of the facilities of the Genesta Business, and;

            (xi) There are no registrations by or on behalf of a governmental or regulatory authority nor any liens under the ENVIRONMENTAL PROTECTION ACT (Ontario), ONTARIO WATER RESOURCES ACT, PESTICIDES ACT (Ontario) or GASOLINE HANDLING ACT (Ontario) on or against any facility and Seller is not aware of any actions which have been taken or are in the process or pending which could subject any facility to such liens or registrations

      (b) "Environmental Law" means any federal, provincial, local or foreign law, statute, ordinance, rule, regulation, or treaty; all judicial administrative, and regulatory orders, judgments, decrees, permits, and authorizations; and common law relating to: (i) the protection of human health, the environment or natural resources, (ii) the investigation, remediation or restoration of the environment or natural resources, (iii) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Substance; or (iv) noise, odour, pollution, contamination, land use, or any injury or threat of injury to persons or property related thereto.

      (c) "Hazardous Substance" means any substance, material or waste that is:
(i) listed, classified or regulated in any concentration pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials; or (iii) any other substance, material or waste which may be the subject of regulatory action by any governmental entity pursuant to any Environmental Law.

      (d) "Property" means any real property and improvements owned, leased, used, operated or occupied by Seller, Lessor or the Genesta Business, including without limitation the Real Property.

      3.22 RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS. To Seller's Knowledge, no present customer or substantial supplier to the Genesta Business has indicated an intention to terminate or adversely alter its existing business relationship therewith, and Seller has no reason to believe that any of the present customers of or substantial suppliers to the Genesta Business intends to do so.

      3.23 WARRANTIES; PRODUCT RETURNS. Except as described in SCHEDULE 3.23 hereto, Pavaco does not offer any warranties for the products and services of the Genesta Business. The warranty reserve reflected in the allowance for doubtful accounts in the Financial Statements is and will be adequate to cover all warranty claims pending as of the date hereof and pending as of the Closing Date. None of the products manufactured by the Genesta Business have been subject to recall.

      3.24 INSURANCE. SCHEDULE 3.24 sets forth a true and correct list and a general description of all insurance policies of any nature whatsoever maintained by Pavaco or Lessor pertaining to the Genesta Business or the Transferred Assets or Real Property, including all policies of life, group medical and/or dental insurance. Such policies will be in full force and effect through the Closing Date and, except as otherwise set forth on SCHEDULE 3.24, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Copies of all such policies have been made available to Buyer for its inspection. Neither Pavaco nor Lessor is in default under any of such policies or binders nor has either failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion.

      3.25 BROKER'S COMMISSION OR INVESTMENT BANKER FEES. Other than KPMG Corporate Finance, Inc., no person or entity has acted for Seller in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement. Seller shall be solely responsible for payment of all such commissions and fees.

      3.26 THIRD PARTY BENEFITS; ALLOCATED COSTS. Except as described in
SCHEDULE 3.26, no related third party has provided, directly or indirectly, any benefit, service, good or product to the Genesta Business, and the fair value of all services provided by employees of Pavaco and other third parties to the Genesta Business have been and are charged to the financial statements of the Genesta Business. All costs that are or should be allocated between the Genesta Business and the Hematite Business or any other third party have been and are fairly allocated to the financial statements of the Genesta Business.

      3.27 FULL DISCLOSURE; KNOWLEDGE. All instruments, agreements and other documents delivered by Seller to Buyer on Closing are complete and correct in all material respects. No representation or warranty made by Seller or Lessor in this ARTICLE III or the Schedules to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements on behalf of Seller or Lessor in this ARTICLE III and the Schedules to this Agreement, in light of the circumstances in which they are made, not misleading. As used in this Agreement, "Knowledge" means, with respect to Seller, such knowledge as would be obtained after due inquiry of Charles Pavanel, John C. Pavanel, Mervyn Schwantz and/or Jacques Nadeau.


                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

      Buyer and Parent hereby jointly and severally represent and warrant to Seller as follows:

      4.1 ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of the Province of Ontario. Parent is a corporation duly organized, validly existing and in good standing in the State of Delaware. Buyer and Parent have the requisite corporate power to own, use or lease their respective properties and to carry on their businesses as such are now being conducted.

      4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Subject only to approval and ratification by Parent's board of directors, Buyer and Parent have all requisite corporate power and authority to execute and deliver this Agreement and any related agreements and to consummate the transactions contemplated hereby. Subject only to approval and ratification by Parent's board of directors, the execution and delivery of this Agreement, any related agreements and the consummation of the transactions contemplated hereby on the part of Buyer and Parent have been duly and validly authorized by Buyer and Parent and no other corporate proceedings on the part of Buyer or Parent are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and Parent and, assuming this Agreement constitutes a valid and binding obligation of Sellers, this Agreement constitutes a valid and binding agreement of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity, and the qualifications expressed in the opinion to be given by Buyer's solicitors pursuant to SUBSECTION 7.3(f).

      4.3 CONSENT AND APPROVALS; NO VIOLATION. The execution and delivery of this Agreement by Buyer and Parent, the consummation of the transactions contemplated hereby and the performance by each of Buyer and Parent of its obligations hereunder, will not:

      (a) conflict with any provision of the certificate of incorporation or bylaws of Buyer or Parent;

      (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than the post-Closing filings by Parent on Form 8-K and Form D with the Securities and Exchange Commission (the "SEC"), and by Buyer and Parent pursuant to Ontario Securities Commission Policy 45-501;

      (c) conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any material note, lease, mortgage, license, agreement or other instrument or obligation to which Buyer or Parent is a party or by which Buyer or Parent or any of their assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or

       (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Buyer or Parent.

      4.4 BROKER'S COMMISSION OR FINDER'S FEES. No person or entity has acted for Buyer and/or Parent in connection with the transactions provided for in this Agreement in a way which would entitle such person to, and no person or entity is entitled to, any broker's commissions or finder's fees (or other similar fees or commissions) in connection with this Agreement or the transactions contemplated hereby. Buyer and Parent shall be solely responsible for payment of all such commissions and fees.

      4.5 PENSION PLAN. If Buyer causes a partial or full wind-up of Pavaco's Pension Plan with an effective date within the three year period commencing on the Closing Date (including, without limitation, due to the establishment of a group RRSP in the absence of a registered pension plan), or takes or causes to be taken such action as a result of which any governmental or regulatory authority requires a partial or full wind-up of Pavaco's Pension Plan, with an effective date within the three year period commencing on the Closing Date, Buyer shall pay to the funding medium for Pavaco's Pension Plan an amount determined by an independent actuary mutually acceptable to the Buyer and Pavaco to be the excess, if any, of

      (a) the aggregate amount paid in respect of Pavaco's Pension Plan to satisfy the entitlements of the employees affected by the wind-up; over

      (b) the aggregate liability for the entitlements of such employees determined as if each affected employee had voluntarily terminated employment on the day before the Closing Date in circumstances that would not require a full or partial wind-up of the Pavaco Pension Plan.

Buyer's liability to make payments under this section is limited to C$100,000 in the aggregate. Buyer shall have no obligation to make any payment under this section if:

      (c) the full or partial wind-up of Pavaco's Pension Plan occurs solely as a result of a change of law or practice or policy of a governmental or regulatory authority after the Closing Date; or

      (d) the full or partial wind-up of Pavaco's Pension Plan occurs as a result of or in connection with (1) the sale by Buyer of all or substantially all of the Business or the Purchased Assets to a person who is not related to Buyer within the meaning of the Income Tax Act (Canada), or (2) the disposition by the Parent of a controlling interest in Buyer to a person who is acting at "arm's length" and not related to the Parent (within the meaning given to such term in the Income Tax Act (Canada)).

If any governmental or regulatory authority requires, or gives notice that it will require, a full or partial wind-up of Pavaco's Pension Plan with an effective date within the three year period commencing on the Closing Date, Pavaco shall so advise Buyer and at the request, direction and expense of Buyer, shall object to or appeal from the requirement of the governmental or regulatory authority.

      4.6 BUYER. Buyer is a corporation incorporated under the BUSINESS CORPORATIONS ACT (Ontario) and as of the date hereof has no assets or liabilities and has not carried on any business.

      4.7 GST. Prior to Closing, Buyer will be a GST Registrant pursuant to the Excise Tax Act (Canada).

      4.8 CONTINUOUS DISCLOSURE. Parent is a reporting issuer under the federal securities laws of the United States and is not in material violation of any of the reporting provisions of the rules and regulations applicable thereunder. As of the date hereof, Parent has timely filed all continuous disclosure filings required by such laws, rules and regulations, and all such filings by Parent have been in material compliance with applicable disclosure requirements. Pavaco acknowledges that all such filings have been made available to Pavaco.

      4.9 BUYER'S CONFIRMATION. Buyer confirms that it has not deliberately concealed any information from Seller or Lessor regarding a material breach by Seller or Lessor of any obligation or covenant of Seller or Lessor under this Agreement or regarding any material inaccuracy in any representation or warranty of Seller or Lessor under this Agreement.


                                    ARTICLE V

                               COVENANTS OF SELLER

      Seller agrees (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

      5.1   ACCESS TO INFORMATION.

      (a) Seller shall (i) give Buyer and its authorized representatives reasonable access upon reasonable notice during normal business hours in such a manner as not unduly to disrupt normal business activities to the Transferred Assets and to all plants, offices, warehouses and other facilities of the Genesta Business and to all contracts, internal reports, data processing files and records, commitments, books, records and affairs of Pavaco related to the Genesta Business, and all such items of Lessor related to the Real Property, whether located on the premises of the Genesta Business, the office facilities of Pavaco, Lessor or at another location, (ii) permit Buyer to make such inspections and inquiries as it may require, provided that Buyer shall not contact or attempt to contact customers, suppliers or employees of the Genesta Business without the prior express consent of an officer of Pavaco, not to be unreasonably withheld, and (iii) cause its officers to furnish Buyer such financial, operating, technical and product data and other information with respect to the Genesta Business and the Transferred Assets as Buyer from time to time may reasonably request, including without limitation financial statements and schedules; provided, however, that no investigation pursuant to this SECTION
5.1 shall affect or be deemed to modify any representation or warranty made by Seller herein.

      (b) Seller shall give prompt notice to Buyer of any breach of any of its covenants hereunder or the occurrence of any event that is reasonably likely to cause any of its representations and warranties hereunder to become incomplete or untrue in any respect.

      5.2 ORDINARY COURSE. From October 1, 2001, Pavaco shall, relating in any manner to the Genesta Business (a) carry on the Business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts consistent with past practice and policies to (i) preserve its present business organizations, (ii) keep available the services of its present officers and key employees (other than employees terminated for cause or in the ordinary course of business, consistent with past practices), and (iii) preserve its relationships with customers, suppliers, lessors, lessees and others having business dealings with it; (b) maintain its books and records in accordance with existing practices; (c) not pay distributions of any type;
(d) not hire additional employees, except in the ordinary course of business, consistent with past practices, nor become obligated for additional rental payments; (e) not modify the compensation or benefits paid to any employee, except in the ordinary course of business, consistent with past practices; and
(f) not undertake material expenditures, including, without limitation, the purchase or lease of equipment; provided that, expenditures less than C$25,000 individually and C$50,000 in the aggregate shall not be deemed material; further provided that this Subsection 5.2(f) shall not apply with respect to expenses incurred for the purchase of raw materials to be used in the production process in the ordinary course of business consistent with past practices.

      5.3   EXCLUSIVE NEGOTIATIONS.

      (a) Seller shall not, directly or indirectly through any employee, agent or representative (including without limitation investment bankers, attorneys, accountants and consultants), or otherwise:

             (i) solicit, initiate, discuss, respond to or further the submission of proposals or offers from, or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended) or other person or entity, individually or collectively (including without limitation any managers, employees or independent contractors of Pavaco or any of its affiliates), other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a material portion of the Transferred Assets, or any equity interest in Pavaco (or the Genesta Business), or any merger, consolidation or business combination with Pavaco;

                  (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information with respect thereto; or

                  (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek to do any of the foregoing.

      (b) Seller shall promptly notify Buyer in writing if any such proposal or offer, or any inquiry or contact with any Third Party with respect thereto, is made or received.

      (c) Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date of this Agreement with respect to any of the foregoing.

      (d) The terms set forth in this SECTION 5.3 shall remain in effect from the date of this Agreement until such time, if ever, as terminated in writing by Seller by delivery to Buyer of a termination notice referencing this Section; provided that, no such termination shall be effective prior to the earliest of (i) the termination of this Agreement by Buyer, (ii) sixty (60) days after the date hereof, or (iii) the Closing Date.

      5.4 NO DISPOSITIONS. From October 1, 2001, except for the sale of inventory in the ordinary course of business and other than as may be required by existing contracts, Seller shall not sell, lease or otherwise dispose of any Transferred Assets and shall promptly notify Buyer in writing prior to any dispositions of non-inventory items.

      5.5 INDEBTEDNESS. From October 1, 2001, the Genesta Business shall not incur, become subject to, or agree to incur or become subject to any obligation or liability (absolute or contingent), except current liabilities incurred, and obligations under existing contracts, in the ordinary course of business consistent with prior practice. Seller shall not permit any liens or security interests to attach to the Transferred Assets, other than Permitted Liens.

      5.6   PENSION AND BENEFIT PLANS.  Pavaco shall not:

      (a) pay, agree to pay or make any accrual or arrangement for payment of any Pension Plans or Benefit Plans, including, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any employee except in the ordinary course of business and consistent with past practice;

      (b) commit itself to adopt or pay, grant, issue or accrue salary or benefits pursuant to any additional Pension Plan or Benefit Plan, including, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any employee, agent or consultant, whether past or present; or

      (c)   amend any such existing plan, agreement or arrangement.

      5.7 MAINTENANCE OF WORKING CAPITAL. From October 1, 2001, consistent in all respects with past practices, Pavaco shall (a) timely pay when due all accounts payable and other expenses, and (b) collect all accounts receivable and convert or use all other non-cash assets in the ordinary course.

      5.8 CASH MANAGEMENT. Seller agrees that all cash, whether in currency, check or wire form, and all other property received by Seller on or after the Closing Date and related in any manner to the Genesta Business or the Transferred Assets shall be for the account of Buyer, and Seller shall promptly deliver all such cash to Buyer with a written accounting thereof. If requested, Seller shall provide assistance to Buyer in identifying and notifying certain customers of changes in bank accounts for the Genesta Business.

      5.9 CHANGE OF NAME; TRANSFER OF DOMAIN NAME. Pavaco shall take all necessary actions and make all necessary filings to modify its operations to exclude any and all references to "Genesta" effective as of the Closing Date. Pavaco shall take all necessary actions and make all necessary filings to transfer all right, without limitation, to the domain name "genestamfg.com", effective as of the Closing Date.

      5.10 TAX MATTERS. All Tax Returns which relate to any Taxes with respect to the Genesta Business or the Transferred Assets for periods prior to the Closing Date shall be prepared and filed by Seller on a timely basis, and Seller shall be responsible for the payment of all Taxes related to the Genesta Business or the Transferred Assets, including the Real Property, attributable to periods prior to the Closing. Buyer shall pay all sales, use and transfer taxes, if any, payable to any governmental entity in connection with the transactions contemplated by this Agreement and the Closing.

      5.11 INSURANCE. Pavaco and Lessor shall take all necessary actions to maintain in force all of their existing insurance policies (or replacements therefor), subject only to variations in amounts required by the ordinary operation of the Genesta Business, up to and including the date of Closing.

      5.12 INFORMATION MANAGEMENT AND ACCOUNTING SUPPORT SERVICES. At Buyer's request, Pavaco shall continue to provide some or all of the following existing information management and accounting support services currently provided to the Genesta Business for up to six (6) months from Closing (or such shorter period as may be requested by Buyer) for the monthly fees set forth next to such services, pro rated for any partial months:

      Accounting (A/P, A/R, financial)                      C$4,800
      Information services (Symix, network)                 C$4,400
      Payroll &benefit administration                       C$2,000
      Human resources                                       C$1,600
      All services                                         C$12,800

      5.13 EMPLOYEE COMPUTERS. The parties agree to waive obtainment of consent to assignment, if required, relating to the lease of certain computers (as listed in the Schedules hereto) for the benefit of certain employees of the Genesta Business. The parties further agree that, following the Closing Time and thereafter, (a) Buyer shall continue the practice of deducting from participating employees' paychecks the amounts required per the employee computer benefit policy, and shall remit the aggregate of such amounts and any further amounts that are to be paid by Buyer on behalf of such employees as a benefit, both consistent with past practices, on a monthly basis to Seller, and
(b) Seller shall continue the timely payment of all related lease payments for such computers to the lessor thereof until full payment has been made.

                                   ARTICLE VI

                                MUTUAL COVENANTS

      6.1 CONFIDENTIALITY. Between the date hereof and the Closing Date, the parties hereto agree that no party shall, without the prior written consent of the others as to substance, existence and timing, disclose publicly or to any third party (except such party's professional advisors) the existence of this Agreement or the terms and conditions hereof, or any prior correspondence or any subsequent negotiations between the parties, including any confidential information obtained thereby, except to the extent required by law. The parties will cooperate with each other to coordinate any and all public statements and releases with respect to the transactions contemplated hereby. From the date hereof until the Closing, neither Seller nor any of its representatives shall purchase, directly or indirectly, in the public marketplace or otherwise, any of Summa's securities. Following the Closing, Seller shall keep confidential and shall not disclose to any third party information not in the public domain from time to time relating in any manner to the Genesta Business or the Transferred Assets, except to Seller's professional advisors and to the extent required by law.

      6.2 SATISFACTION OF CONDITIONS. Each party will use all reasonable efforts to cause all conditions to its obligations under this Agreement to be timely satisfied and to perform and fulfill all covenants and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite approvals.

      6.3 FURTHER ASSURANCES. Each party shall execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby, including without limitation the transfer of all Transferred Assets to Buyer, or to evidence such events or matters.

      6.4 CERTAIN DEFAULTS. Seller, on the one hand, and Buyer and Parent, on the other hand, will give prompt notice to each other of:

      (a) any notice of default received by such party subsequent to the date of this Agreement and prior to the Closing Date under any instrument or agreement to which any such party is a party or by which it is bound, which default in the case of Seller, would, if not remedied, result in a Material Adverse Change or which, in the case of any such party, would render incomplete or untrue any representation made herein; and

      (b) any suit, action or proceeding instituted or, to Seller's Knowledge or the knowledge of Buyer or Parent, threatened against or affecting any such party subsequent to the date of this Agreement and prior to the Closing Date which would render incorrect any representation made herein.

      6.5 BROKERS OR FINDERS. Neither Seller, Buyer nor Parent shall enter into any agreement or arrangement not existing as of the date hereof with any agent, broker, investment banker or other firm or person pursuant to which such person shall be entitled to any broker or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

      6.6 NO EQUITABLE CONVERSION. Prior to the Closing Date, neither the execution of this Agreement nor the performance of any provision contained herein shall cause Seller, on the one hand, or Buyer and Parent, on the other hand, to be or become liable for or in respect of the operations or business of the other, for the cost of any labor or materials furnished to or purchased by the other, for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges now or hereafter due to, any governmental authority, or for any other charges or expenses whatsoever pertaining to the conduct of the Genesta Business or the ownership, title, possession, use or occupancy of the property of the other.

      6.7   CERTAIN EMPLOYEE ISSUES.

      (a) Prior to the Closing Date, Buyer shall offer in writing employment (effective from the Closing Time) to all non-union employees of the Genesta Business as listed on SCHEDULE 6.7(a) on substantially the same terms and conditions as such employees were employed by Pavaco prior to the Closing. A copy of the offers of employment shall be provided to Pavaco before being given to such employees. Pavaco agrees to accept such employees resignations. Pavaco shall be responsible for any and all applicable notice of termination, severance and other obligations to such employees who do not accept employment with Buyer, and shall indemnify and save Buyer harmless in respect of all such obligations.

      (b) Buyer shall (effective from the Closing Time) employ all of the union employees of the Genesta Business as listed on SCHEDULE 6.7(b) on the terms and conditions of the Collective Agreement listed on SCHEDULE 3.15 (the "Collective Agreement") as it applies to such employees.

      (c) Buyer shall recognize the prior service with the Genesta Business of the non-union employees who choose to accept Buyer's offer of employment and the union employees who choose to continue employment in accordance with the Collective Agreement for all purposes (collectively, the "Transferred Employees") up to the Effective Time.

      (d) Pavaco agrees that the Closing Balance Sheet used to calculate Working Capital will provide accruals for all vacation pay, taxes, pension, health, benefit plan and other obligations not yet paid consistent with Canadian GAAP and all other applicable rules and regulations, and will pay on Closing all employee salaries and wages through the Closing Time. For greater certainty, the Closing Balance Sheet shall not include an accrual for termination or severance pay for potential future terminations of employees by Buyer after Closing.

      (e) Nothing in this Section shall be deemed to require the employment of any Transferred Employee or the continuation of any benefits for any particular time after the Closing Time. No Transferred Employee shall be considered an intended beneficiary of any of the terms of this Agreement.

      (f) Buyer shall be responsible for any and all obligations relating to the Transferred Employees arising solely from Buyer's employment of the Transferred Employees after the Closing Time, and shall indemnify and save Pavaco harmless in respect of all such obligations.

      6.8   PENSION AND BENEFIT PLANS.

      (a) Effective within a reasonable time following Closing, Buyer, at its expense, shall establish a defined contribution pension plan effective as of the Closing Time ("Buyer's Pension Plan") which shall comply with all registration requirements of the PENSION BENEFITS ACT (Ontario) and the INCOME TAX ACT (Canada) and which shall provide for pension benefits which are substantially similar to the pension benefits currently provided in favour of the Transferred Employees (as such term is defined above) under the pension plans listed in
SCHEDULE 3.16 (the "Pavaco Pension Plan").

      (b) Effective at Closing Time, the Transferred Employees shall cease to participate in and accrue benefits under the Pavaco Pension Plan.

      (c) Subject to receipt of the Transfer Amount by the Buyer's Pension Plan, Buyer shall cause the Buyer's Pension Plan to assume the obligations relating to or in connection with the Transfer Amount, and Buyer's Pension Plan shall recognize the service of the Transferred Employees which have accrued under the Pavaco Pension Plan up to Closing for purposes of determining eligibility for membership, entitlement to benefits and benefit accrual under the Buyer's Pension Plan.

      (d) The parties shall use reasonable commercial efforts to obtain the approval of the Regulatory Authorities to the payment of the Transfer Amount from the Pavaco Pension Plan to the Buyer's Pension Plan. The parties agree and acknowledge that the payment of the Transfer Amount from the Pavaco Pension Plan to the Buyer's Pension Plan shall not occur until a reasonable time after such payment has been authorized and approved by the Regulatory Authorities under Applicable Legislation.

      (e)   For purposes of this Section:

            "Applicable Legislation" means the PENSION BENEFITS ACT (Ontario) and the INCOME TAX ACT (Canada) and any other statutes or statutory instruments applicable to the Pavaco Pension Plan and the Buyer's Pension Plan.

            "Regulatory Authorities" means the Financial Services Commission of Ontario, Canada Customs and Revenue Agency and any other relevant government agencies or bodies having responsibility for the administration and regulation of the Pavaco Pension Plan and the Buyer's Pension Plan.

            "Transfer Amount" means the sum of all the balances of the accounts of each of the Transferred Employees who are members of the Pavaco Pension Plan as of the Closing, whether or not any such balances are vested or unvested.

      (f) Effective within a reasonable time following Closing, Buyer, at its expense, shall establish such benefits plans effective as of the Closing Time ("Buyer Benefit Plans") as it deems reasonable, which shall comply with all applicable legislation and which shall provide for benefits which are substantially comparable to the benefits currently provided in favour of the Transferred Employees under the benefit plans listed in SCHEDULE 3.16 (the "Pavaco Benefit Plans").

      (g) With respect to the Pavaco Benefit Plans, Pavaco shall at all times remain fully responsible for the payment to the Transferred Employees of any and all claims relating in any manner to the period up to Closing. Buyer shall be responsible for the payment to the Transferred Employees of any and all claims relating in any manner to the period commencing with Closing.

      (h) Buyer shall be responsible for any and all obligations under Buyer's Pension Plan and Buyer's Benefit Plans arising solely from the creation and/or operation of such plans after the Closing Time, and shall indemnify and save Pavaco harmless in respect of all such obligations.

      6.9 COOPERATION. For a reasonable period following the Closing, each party shall cooperate fully, each at its own expense, and shall make available to each other party such working papers, data, records and other materials as may be reasonably required by such party pursuant to the terms and conditions hereof.

      6.10 RESALES UNDER RULE 144/145. With a view to making available to Pavaco the benefits of Rule 144 and Rule 145 (collectively, "Rule 144") promulgated under the United States SECURITIES ACT OF 1933, as amended ("1933 Act") and any other rule or regulation of the SEC that may at any time permit the sale of common stock of Parent to the public without registration, Parent will: (a) use its commercial reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times; (b) use its commercial reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the 1933 Act and the United States SECURITIES EXCHANGE ACT OF 1934, as amended ("1934 Act"); and (c) furnish to Pavaco, so long as the Pavaco owns any common stock, forthwith upon written request: (i) a written statement by Parent as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act; (ii) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent with the SEC; and (iii) such other documents as may be reasonably requested in availing Pavaco of any rule or regulation of the SEC that permits the selling of any such common stock without registration.

      6.11 REMOVAL OF CERTAIN RETAINED ASSETS. Buyer agrees to provide Seller with access to the 611 Imperial Road North building during normal business hours for a reasonable period of time following the Closing Time (not to exceed thirty
(30) days) to permit Seller, at its sole expense, to remove certain Retained Assets located therein. Seller shall indemnify Buyer for any damages, injuries, costs and expenses relating in any manner to such removal.


                                   ARTICLE VII

              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

      7.1 CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. The respective obligations of Buyer, Parent and Seller set forth in this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by each such party in writing:

      (a) LEGAL ACTION. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any federal, provincial or foreign court or other governmental or regulatory authority and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking substantial damages against Buyer, Parent or Seller if the transactions contemplated by this Agreement are consummated, shall be pending which, in the reasonable good faith judgment of the party against whom such damages or injunction is sought, have a reasonable probability of resulting in such order, injunction or substantial damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      (b) STATUTES. No federal, provincial, local or foreign statute, rule or regulation shall have been enacted which would make the consummation of the transactions contemplated by this Agreement illegal.

      7.2 FURTHER CONDITIONS TO THE OBLIGATIONS OF BUYER AND PARENT. The obligations of Buyer and Parent set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Buyer and/or Parent in writing:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Lessor set forth in ARTICLE III shall be true and correct as of the date of this Agreement and, except as set forth on schedules to the Seller's Certificate (as defined below), as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate dated the Closing Date signed by each of Seller and Lessor to such effect ("Seller's Certificate"). If the schedules to the Seller's Certificate reflect a Material Adverse Change from the Schedules attached hereto, Buyer and Parent shall have no obligation to consummate the transactions contemplated by this Agreement.

      (b) PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Seller shall have satisfied all of the conditions set forth in this SECTION 7.2 and performed all obligations required to be performed by them under this Agreement prior to the Closing Date and Buyer shall have received a certificate to such effect.

      (c) OPINION OF COUNSEL TO SELLER. Buyer shall have received an opinion dated as of the Closing Date of counsel to Seller containing the opinions set forth in EXHIBIT F attached hereto.

      (d) NO LITIGATION. Since the date hereof, there shall not have been instituted and be continuing or threatened against Seller, any claims, actions or proceedings relating in any manner to the Genesta Business or the Transferred Assets which, if adversely determined, might, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

      (e) NO ADVERSE CHANGE. No Material Adverse Change shall have occurred since the date of this Agreement.

      (f) THIRD-PARTY APPROVALS. Any and all material consents required from third parties relating to licenses, leases and other agreements and instruments that are part of the Transferred Assets shall have been obtained.

      (g) NONCOMPETITION AND NONSOLICITATION AGREEMENT. Each of Seller, Charles Pavanel, John C. Pavanel and Joanne Pavanel shall have entered into a five-year noncompetition and nonsolicitation agreement with Buyer and Parent substantially in the form attached hereto as EXHIBIT E.

      (h) DEBT; GUARANTEES. Save and except for Permitted Liens and Assumed Obligations, there shall be no agreements or instruments evidencing loans to or interest bearing indebtedness incurred by Seller related in any manner to the Genesta Business or the Transferred Assets, and Seller, on or prior to the Closing, shall have paid in full all such interest bearing indebtedness and loans of any type, including current portions thereof, or shall have obtained and delivered to Buyer full releases of all Liens encumbering the Genesta Business and/or the Transferred Assets in any manner. All guarantees by Seller of any type of obligation relating to the Genesta Business shall have been terminated.

      (i) TERMINATION OF ENCUMBRANCES. All liens and encumbrances on the Transferred Assets shall have been terminated save and except for Permitted Liens, and Seller shall have delivered to Buyer duly executed termination statements with respect to any and all financing statements covering such assets and property.

      (j) APPROVAL BY BOARD. The Board of Directors of Parent shall have approved consummation of the transactions contemplated hereby in their sole and absolute discretion.

      (k) RECEIPT OF TRANSFER DOCUMENTS. Buyer shall have received the executed General Instrument of Conveyance, Transfer and Assignment in the form attached hereto as EXHIBIT C and all other documents required by Buyer to transfer title of the Transferred Assets to Buyer.

      (l) DUE DILIGENCE. Buyer shall have completed its due diligence investigations to its sole and absolute satisfaction.

      (m) ENVIRONMENTAL REPORT. Buyer shall have obtained a current Phase One environmental assessment of the Real Property or equivalent environmental report from an environmental consultant reasonably acceptable to Seller, the results of which are satisfactory to Buyer in its sole and absolute discretion. Each of Seller and/or Lessor shall have the option to remedy any deficiencies as may be disclosed by such assessment to the satisfaction of Buyer, acting reasonably, in full and final performance of this condition, subject to terms and conditions of this Agreement.

      (n) FINANCING. Buyer shall have consummated a new financing, on terms and conditions acceptable to Buyer (the "Financing"), desired to fund the cash portion of the Purchase Price payable to Seller hereunder. Buyer shall use reasonable efforts to obtain the Financing on a timely basis.

      (o)   EMPLOYMENT AGREEMENTS. Each of the Key Employees listed on
SCHEDULE 3.14 shall have signed a reasonable form of employment contract with Buyer.

      7.3 FURTHER CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligations of Seller set forth in this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Seller in writing:

      (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parent set forth in ARTICLE IV shall be true and correct in all material respects as of the date of this Agreement and, except as set forth on schedules to the Buyers' Certificate (as defined below), as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Pavaco shall have received a certificate dated the Closing Date signed by an authorized officer of Buyer and Parent to such effect ("Buyers' Certificate"). If the schedules to the Buyers' Certificate reflect an adverse change or changes from the representations made and schedules delivered as of the execution of this Agreement, Seller shall have no obligation to consummate the transactions contemplated by this Agreement.

      (b) PERFORMANCE OF OBLIGATIONS OF OTHER PARTIES. Buyer and Parent shall have satisfied all of the conditions set forth in this SECTION 7.3 and performed in all material respects all obligations required to be performed by them under this Agreement prior to or on the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Buyer and Parent to such effect.

      (c) RECEIPT OF ASSUMPTION AGREEMENT. Pavaco shall have received the executed Assumption Agreement in the form attached hereto as EXHIBIT D.

      (d) RECEIPT OF CONSIDERATION. Pavaco shall have received the cash portion of the Purchase Price as set forth in SECTION 2.4(a), Pavaco shall have received the stock portion of the Purchase Price as set forth in SECTION 2.4(c) and J. Charles Pavanel and John C. Pavanel shall have each received CDN$200,000 respecting the Non-Competition Agreements, in the form attached as Exhibit E executed by each of them in favour of Buyer.

      (e) NOTE. Parent and Buyer shall have executed and delivered to Pavaco the Note in the form attached hereto as EXHIBIT B.

      (f) OPINION OF COUNSEL TO BUYER. Seller shall have received an opinion dated as of the Closing Date of counsel to Buyer containing the opinions set forth in EXHIBIT G attached hereto.

      (h) NO LITIGATION. Since the date hereof, there shall not have been instituted and be continuing or threatened against Parent or Buyer, any claims, actions or proceedings which, if adversely determined, might, individually or in the aggregate, reasonably be expected to materially affect the ability of Parent and/or Buyer to consummate the transactions contemplated hereby, or the payment of any part of the Purchase Price.

      (i) THIRD-PARTY APPROVALS. Any and all material consents required from third parties shall have been obtained.

      (j) GST. Buyer shall have provided reasonably satisfactory evidence to Seller that Buyer is a GST Registrant pursuant to the Excise Tax Act (Canada).

      (k) NO ADVERSE CHANGE. No Material Adverse Change to the aggregate business of Parent shall have occurred since the date of this Agreement.

      (l) APPROVAL BY PARENT BOARD. The Board of Directors of Parent shall have approved consummation of the transactions contemplated hereby in their sole and absolute discretion.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

      (a) BY MUTUAL CONSENT. By the mutual written consent of Buyer and Seller;

      (b)   BY BUYER OR SELLERS.  By either Buyer or Seller:

            (i) if the transactions contemplated by this Agreement shall not have been consummated on or before January 31, 2002; provided that the failure of the transactions to be consummated by such date is not caused by any breach of this Agreement by the party seeking such termination;

            (ii) if a court of competent jurisdiction or other governmental or regulatory authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

            (iii) if any statute, rule or regulation is enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any competent governmental or regulatory authority which makes the consummation of the transactions illegal.

      (c) BY BUYER. By Buyer, if a material default under or a material breach of this Agreement by Seller shall have occurred and be continuing ten (10) days after receipt of written notice thereof from Buyer.

      (d) BY SELLER. By Seller, if a material default under or a material breach of this Agreement by Buyer or Parent shall have occurred and be continuing ten
(10) days after receipt of written notice thereof from Seller.

      Any action taken to terminate this Agreement pursuant to this SECTION 8.1 shall become effective when written notice of such termination is delivered by the terminating party to the other party in accordance with the provisions of
SECTION 14.1 below.

      8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party in accordance with SECTION 8.1 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the terminating party or its respective partners, officers, directors or employees, except that (a) SECTION 6.1 relating to the obligations to keep confidential certain information and data, (b) SECTION 14.3 relating to certain expenses, (c) SECTION 10.8 relating to attorneys' fees and expenses, (d) SECTIONS 3.25 and 4.4 relating to finder's fees and broker's fees, (e) SECTION
14.9 relating to jurisdiction and forum selection, and (f) this ARTICLE VIII shall survive any termination and that nothing set forth herein shall relieve a party hereto from liability for its willful breach of this Agreement. Without limitation, if all of the conditions to a party's obligations set forth in
ARTICLE VII have been satisfied or waived by January 31, 2002, the failure of such party to perform its obligations on or before such date shall be deemed to be a willful breach of this Agreement by such party.

      8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4 EXTENSION; WAIVER. At any time prior to or on the Closing Date, to the extent legally allowed, any party hereto (a) may extend the time for the performance of any of the obligations owed to such party by the other parties hereto, (b) may waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (c) may waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party and shall be effective only to the extent set forth in such instrument. No extension or waiver of any single condition, covenant, agreement, representation, warranty, breach, default or other matter hereunder shall be deemed an extension or waiver of such or any other condition, covenant, agreement, representation, warranty, breach, default or other matter theretofore or thereafter occurring. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.


                                   ARTICLE IX

                                 INDEMNIFICATION

       9.1   INDEMNIFICATION.

       (a) INDEMNIFICATION BY SELLER. Subject to the provisions of this ARTICLE IX, Seller agrees to indemnify and hold harmless Buyer, its affiliates (including without limitation parent and sister corporations), and their respective directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from (i) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement or in any agreement delivered in connection herewith or pursuant hereto (each, a "Related Agreement"), (ii) the conduct of the business of Seller prior to the Closing Date (including, without limitation, all liability for pre-closing tax periods, including amounts not paid or provided for through estimated taxes or deposits for the partial period ending at the close of business on the day preceding the Closing Date), (iii) any claims or demands by any governmental authority or third party arising under any Environmental Law to the extent attributable Seller's use and/or occupancy or Lessor's ownership of the Real Property at any time prior to the Closing Date, or to Hazardous Substances transported by or on behalf of Seller prior to the Closing Date, and/or (iv) the failure by Seller to discharge or perform the Retained Obligations.

      (b) INDEMNIFICATION BY BUYER AND PARENT. Subject to the provisions of this
ARTICLE IX, Buyer and Parent shall indemnify and hold harmless Seller and its affiliates (including without limitation, their directors, officers, employees, agents and assigns from and against any and all "Losses" (as defined below) incurred by, imposed on, borne by or asserted against any of such indemnified parties in any way relating to, arising out of or resulting from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by either in or pursuant to this Agreement or in any Related Agreement, including, without limitation, any non-performance of any Assumed Obligation (including, without limitation, with respect to any Assumed Contract, the absence of consent to assignment of such Assumed Contract to the extent that such absence was agreed to in writing by Buyer) or any environmental liability to the extent attributable to Buyer's use and/or occupancy of the Real Property after the Closing Date.

     (c) LIMITATION ON LOSSES. The foregoing obligations of indemnification in respect of any and all Losses shall be subject to the following:

            (i) if the subject matter of a Loss is insured by insurance maintained by Buyer, or Seller, as the case may be, such party shall seek payment under such insurance and each party shall provide all reasonable assistance to the party making such claim, and the amount of any such claim shall be reduced by the amount of any insurance proceeds actually received by Buyer or Seller, as the case may be; and

            (ii) the aggregate liability of Seller in respect of all Losses hereunder for which Seller indemnifies Buyer pursuant to this indemnification shall not, in any event, exceed the Purchase Price.

      (d) DE MINIMUS LIMITATION. Buyer shall not seek indemnification from Seller until the aggregate amount of all Losses of Buyer for indemnification pursuant to this Article exceeds $40,000 Canadian Dollars (the "Threshold Amount"). In the event that the Threshold Amount is exceeded, Buyer may seek indemnification from Seller with respect to the total amount of such Losses and not only the amount by which such Losses exceed the Threshold Amount.

      (e) DEFINITION OF LOSSES. For purposes of this Agreement, "Losses" or "Loss" shall mean any and all liabilities, obligations, losses, damages, claims, deficiencies, penalties, taxes, levies, actions, judgments, settlements, suits, costs, legal fees, accountants' fees, experts' fees, disbursements and expenses.

      (f) GST. The parties agree that should the amount of any indemnification payable under this Agreement be deemed by the Excise Tax Act (Canada) to be inclusive of GST, the amount of the indemnity shall be increased by the amount of the GST otherwise deemed to be included.

      9.2   THIRD PARTY CLAIMS, NOTICE AND OPPORTUNITY TO SETTLE.

      (a) Within thirty (30) days after the receipt by the party entitled to indemnity hereunder (the "Indemnified Party") of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnified Party which gives rise to a right to indemnification for a Loss hereunder (a "Third Party Claim"), the affected Indemnified Party shall give each party who may be obligated to provide indemnity hereunder (the "Indemnifying Party") written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure or delay in giving notice causes irreversible prejudice to the rights and remedies available to the Indemnifying Party at law or in equity.

     (b) The Indemnifying Party shall (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) defend against such claim or demand at its sole expense and through counsel of its own choosing (the choice of such counsel to be subject to the consent of the affected Indemnified Parties, not to be unreasonably withheld) and shall give written notice confirming its assumption of the defense within five (5) days of the receipt of the notice referred to in SECTION 9.2(a) above. If the Indemnifying Party fails to assume the defense of such claim or demand, the affected Indemnified Parties shall have the right to assume control of such defense at the sole expense of the Indemnifying Party. The Indemnified Parties shall cooperate in the defense of such claim or demand, at the Indemnifying Party's expense, and shall make available to the Indemnifying Party or its counsel pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnified Parties in order to enable their counsel to participate in the defense (although control of the defense shall remain with the Indemnifying Party) and to deliver to the Indemnified Parties copies of all pleadings and other information within the Indemnifying Party's knowledge or possession reasonably requested by the Indemnified Parties that is relevant to the defense of any such claim or demand.

      (c) The Indemnifying Party shall have the sole and absolute right to elect to settle all such claims or demands for monetary damages only, provided that such party receives an unconditional release of the Indemnified Party in such settlement. The Indemnifying Party shall have the right to settle all other claims, subject to the consent of the affected Indemnified Party, not to be unreasonably withheld.

      9.3 NON-THIRD PARTY CLAIMS. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim, and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within ten (10) days from the Indemnifying Party's receipt of the Indemnity Notice that the Indemnifying Party disputes such claim and the reasons therefore, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed admitted in full and a liability of the Indemnifying Party hereunder. The Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such claim for indemnification within 30 days (the "Negotiation Period"). If such claim is not settled within the Negotiation Period, dispute shall then be resolved through binding arbitration in accordance with the provisions of ARTICLE X.

      9.4 PAYMENTS. Payments of all amounts owed by an Indemnifying Party pursuant to this ARTICLE IX relating to a Third Party Claim shall be made within five (5) days after the latest of (i) the settlement of such Third Party Claim,
(ii) the final adjudication of such Third Party Claim or (iii) the final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owed by an Indemnifying Party pursuant to SECTION 9.3 shall be made within five (5) days after the later of
(i) the expiration of the 10-day Indemnity Notice period or (ii) the agreement or final adjudication of the Indemnifying Party's liability to the Indemnified Party pursuant to SECTION 9.3 herein.

      9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The representations, warranties and covenants of each of the parties to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the purchase and sale herein described for the following periods: (a) eighteen months for claims made under Sections 3.6, 3.11, 3.22-3.26; (b) twenty-four months for claims made under Sections 3.5, 3.7, 3.12-3.20; (c) ten years for claims made under Sections 3.10, 3.21; and (d) indefinitely for claims made under Sections 3.1-3.4, 3.8 and for claims based on fraud; provided that, a representation or warranty related to any claim asserted pursuant to ARTICLE IX within the applicable time period set forth in this Section shall survive as to such claim until resolved.

      9.6 ADJUSTMENT TO PURCHASE PRICE. Any indemnification received under this ARTICLE IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.

      9.7 NO SET OFF. Neither party shall have the right of set-off at law or in equity with respect to the transactions contemplated herein unless and until such time as a claim with respect to a Loss has been finally settled or adjudicated as contemplated herein or the parties have agreed in writing to a set-off.

      9.8 NO ADDITIONAL RIGHTS. Each party acknowledges and agrees that, except for claims of fraud, its sole remedy with respect to any and all claims under or in connection with this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by law, any and all other rights and causes of action it may have against the other parties or their officers, directors, employees, agents, representatives and affiliates under or in connection with this Agreement or related to the transactions contemplated hereby (whether in contract, tort or otherwise).


                                    ARTICLE X

                                BOOKS AND RECORDS

      All books, records and documents in the possession of Seller relating specifically to the Genesta Business shall be delivered to and become property of Buyer on Closing except to the extent required by law to be retained by Seller in which case they shall be made available by Seller to Buyer and its authorized representatives for inspection and copying during the period of six years following the Closing Date or such longer period as Seller is required by law to retain such books, records and documents. After the expiration of such period of retention, Seller shall deliver to Buyer any books, records and documents of the Genesta Business which were required by law to be retained by Seller on Closing. For a period of six years following the Closing Date or such longer period as Buyer is required by law to retain the books, records and documents of the Genesta Business delivered by Seller to Buyer hereunder, Buyer shall give Seller and its representatives the right to inspect and to make copies of the same upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the Genesta Business. Buyer shall have the right to have its representatives present during any such inspections.


                                   ARTICLE XI

                                   BULK SALES

      Seller agrees to fully comply with applicable bulk sales legislation by obtaining and delivering to Buyer a valid exemption order allowing the purchase of the Transfer Assets to be made in compliance with the applicable bulk sales legislation so as to fully protect Buyer from claims of trade creditors of Seller. Seller represents and warrants that all affidavits and other documentation provided to obtain such exemption order were true and correct in all material respects when filed. Except as otherwise expressly provided herein, Seller shall indemnify Buyer with respect to any loss, liability or cost (including reasonable attorneys' fees) incurred by virtue of non-compliance with applicable bulk sales legislation in Ontario and any other relevant jurisdiction.


                                   ARTICLE XII

                                      RISK

      Risk of loss or damage to the Acquired Assets shall be that of Seller until completion of the Closing.


                                  ARTICLE XIII

                             ASSIGNMENT OF CONTRACTS

      This Agreement and any document delivered hereunder shall not constitute an assignment or an attempted assignment of any Assumed Contract contemplated to be assigned to Buyer hereunder:

      (a) that is not assignable without the consent of another party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach thereof; or

      (b) in respect of which the remedies for the enforcement thereof available to Seller would not pass to Buyer.

      In respect of the foregoing, Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably require (other than the payment of money or incurring of contractual obligations) so as to provide to Buyer the benefits thereof and to effect collection of money to become due and payable by the other party thereto and Seller shall promptly pay over to Buyer all money received by Seller in respect of all of the foregoing. Effective upon completion of the Closing, Seller authorizes Buyer, at Buyer's expense, to perform all of Seller's obligations under the foregoing and constitutes Buyer its attorney to act in the name of Seller with respect thereto. Buyer shall assume all of Seller's obligations and responsibilities under any of the foregoing and agrees to fully indemnify Seller in respect of all such obligations and responsibilities to the same extent and manner if such obligations and responsibilities were Assumed Contracts.


                                   ARTICLE XIV

                               GENERAL PROVISIONS

      14.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), or on the first day following delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the third day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to Buyer or Parent:                With copy to:

      Genesta Inc.                          Summa Industries
      c/o Summa Industries                  One Park Plaza, Sixth Floor
      21250 Hawthorne Blvd., Suite 500      Irvine, CA 92614
      Torrance, CA 90503                    Fax: (949) 852-7316
      Fax: (310) 792-7079                   Attn:  Trygve M. Thoresen
      Attn:  James R. Swartwout

      If to Sellers:                        With copy to:

      Pavaco Plastics, Inc.                 Gowling Lafleur Henderson LLP
      659 Speedvale Avenue West             Suite 1020
      Guelph, Ontario, Canada N1K 1E6       50 Queen Street North
      Fax: (519) 823-1477                   Kitchener, Ontario
      Attn:  John C. Pavanel                N2H 6M2
                                            Attn:  W. David Petras


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      14.2 INTERPRETATION. When a reference is made in this Agreement to an
Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement was drafted by all the parties hereto and shall not be interpreted against any party as the drafter.

      14.3 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

      14.4 INTEGRATION. This Agreement and the Exhibits, Schedules, documents, instruments and other agreements among the parties hereto that are referred to herein constitute the entire agreement among the parties with respect to the subject matter set forth herein or therein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof, including, without limitation, any term sheets or letters of intent.

      14.5 ASSIGNMENT. No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights and obligations hereunder to any Canadian entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with Buyer; provided that, Parent shall continue to remain bound pursuant to its obligations herein contained.

      14.6 SEVERABILITY. Any portion or provision of the Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Agreement invalid, illegal or unenforceable in any other jurisdiction.

      14.7 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario, without regard to its rules of conflicts of law.

      14.8 ATTORNEYS' FEES. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

      14.9 CONSENT TO JURISDICTION; FORUM SELECTION. The parties agree that all actions or proceedings or arbitrations arising in connection with this Agreement shall be tried and litigated or arbitrated exclusively in the Superior Court of Justice of the Province of Ontario or arbitration facilities located in the Province of Ontario . The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation or arbitration between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the Superior Court of Justice of the Province of Ontario or arbitration facilities located in the Province of Ontario shall have in personam jurisdiction and venue over each of them for the purpose of litigating or arbitrating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in SECTION 14.1 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

      14.10 NO THIRD-PARTY BENEFICIARIES. Except as provided in ARTICLE IX as to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

      14.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

      14.12 FACSIMILE SIGNATURES. Signatures on this Agreement received by a party from another party or its agent by facsimile shall be deemed originals for all purposes.

      14.13 GUARANTEE. Parent hereby unconditionally and irrevocably guarantees the performance of Buyer's obligations contemplated herein.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                  [REMAINDER OF PAGE INTENTIONALLY DELETED]

BUYER:                                      PAVACO:

GENESTA INC.,                               PAVACO PLASTICS INC.,
an Ontario corporation                      an Ontario corporation


By:  /s/ Trygve M. Thoresen                 By:  /s/ John C. Pavanel
   ----------------------------                ---------------------------------
    Trygve M. Thoresen, Vice President          John C. Pavanel, President



PARENT:                                     LESSOR:

SUMMA INDUSTRIES,                           1238579 ONTARIO INC.,
a Delaware corporation                      an Ontario corporation


By:  /s/ Trygve M. Thoresen                 By:  /s/ John C. Pavanel
   ----------------------------------          ---------------------------------
    Trygve M. Thoresen, Vice President

                                    SCHEDULES

1.1    Transferred Assets

1.1(g) Assumed Contracts

1.4    Assumed Obligations

2.2    Allocation of Purchase Price

3.4    Consents and Approvals; No Violation

3.5    Financial Statements

3.6    Absence of Certain Changes

3.7    Undisclosed Liabilities

3.8    Leased and Licensed Transferred Assets

3.9    Real Property

3.10   Intellectual Property

3.11   Accounts Receivable

3.13   Contracts

3.14   Employee and Labour Matters

3.15   Collective Agreements

3.16   Pension and Benefit Plans

3.17   Permits

3.18   Taxes

3.19   Litigation

3.21   Environmental Matters

3.23   Warranties; Product Returns

3.24   Insurance

3.26   Third Party Benefits; Allocated Costs.


6.7(a) Non-union Employees

6.7(b) Union Employees

                                    EXHIBITS

A.     Form of New Leases

B.     Form of Promissory Note

C.     General Instrument of Conveyance, Transfer and Assignment - Pavaco

D.     Assumption Agreement

E.     Form of Noncompetition and Nonsolicitation Agreement

F.     Form of Opinion of Counsel to Seller

G.     Form of Opinion of Counsel to Buyer